UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2007

 ELECTRONIC CLEARING HOUSE, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-15245	93-0946274
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

730 Paseo Camarillo, Camarillo, California	93010
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 233-0406

(Former name or former address, if changes since last report)

______________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 27, 2007, Electronic Clearing House, Inc. entered into a Non-Prosecution Agreement, pursuant to which the Office of the United States Attorney for the Southern District of New York (the “US Attorney’s Office”) will not pursue actions against the Registrant and its subsidiaries for activities related to its provision of payment processing services to Internet wallets that provided services to online gaming websites during the period from January 2001 through and including the date of the signing of the Non-Prosecution Agreement.

Pursuant to the terms of the Non-Prosecution Agreement, the Registrant agreed to disgorge estimated profits to the United States in the amount of $2,300,000 upon the execution of the Non-Prosecution Agreement, which represented management’s estimate of the Registrant’s profits from processing and collection services provided to e-wallets since 2001. The Registrant agreed to maintain a permanent restriction upon providing automated clearing house services to any business entity providing internet gambling services to customers in the United States, so long as the processing services and gambling services are illegal under the laws of the United States.

Additionally, the Registrant agreed to, among other matters, cooperate fully and actively with the US Attorney’s Office, the Federal Bureau of Investigation, and with any other agency of the government designated by the US Attorney’s Office, and to not commit any violations of law. The Registrant’s cooperation obligations will continue until the later of one year from the date of the signing of the Non-Prosecution Agreement or the date upon which all prosecutions arising out of the conduct described in the Non-Prosecution Agreement are final.

The Registrant had no material relationship with the US Attorney’s Office prior to the execution of the Non-Prosecution Agreement.

Item 1.02	Termination of a Material Definitive Agreement

On March 26, 2007, the Registrant mutually agreed with Intuit Inc. and Elan Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Intuit Inc. (“Elan”), to terminate the Agreement and Plan of Merger entered into among the parties on December 14, 2006 (the “Merger Agreement”). The parties determined that it was in the mutual best interest of each party to terminate the proposed agreement.

In connection with the termination, the Registrant, Intuit Inc. and Elan agreed to release each other from all claims arising under or related to the terminated merger agreement. The Registrant also cancelled its previously adjourned special stockholders’ meeting relating to the proposed acquisition, which was scheduled to reconvene on March 27, 2007.

Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, Intuit Inc. was to acquire all of the outstanding shares of the Registrant’s Common Stock for a cash amount of $18.75 per share, including shares issuable upon exercise of options, for a total aggregate purchase price of approximately $142 million on a fully-diluted basis.

The description contained in this Item 1.02 of the terms of the Merger Agreement and the transactions previously contemplated by the Merger Agreement is qualified in its entirety by reference to the description of the Merger Agreement set forth in the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 14, 2006, and the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to such Current Report on Form 8-K.

The Registrant had no material relationship with Intuit Inc. or Elan prior to the execution of the Merger Agreement.

Item 7.01	Regulation FD Disclosure

On March 27, 2007, the Registrant issued a press release announcing the termination of the Merger Agreement with Intuit Inc. and Elan, and the execution of the Non-Prosecution Agreement with the US Attorney’s Office. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits  The following documents are filed as exhibits to this report.

99.1	Press release issued by Electronic Clearing House, Inc. on March 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC CLEARING HOUSE, INC.
(Registrant)

By:	\s\ Alice Cheung
Alice L. Cheung, Treasurer and
Chief Financial Officer

Dated: March 27, 2007

EXHIBIT INDEX

Exhibit
Number	Description of Document

99.1	Press release issued by Electronic Clearing House, Inc. on March 27, 2007.